Exhibit 99.1

For Immediate Release
Shev Rush Media First Public Relations shev@mediafirstpr.com 760-567-4321 Judy Piercey Kintera Corporate Communications jpiercey@kintera.com 858-795-3056

Kintera Reports Record Revenue for Fourth Quarter and 2003

•                  Q4 2003 revenue increased to $2.8 million, up from $2.2 million in Q3

•                  Over five-fold increase in online donations processed annually

•                  Kintera Sphere had 11,365 professional users, over 3 million consumer users in 2003

SAN DIEGO, CA – February 3, 2004 – Kintera® Inc. (Nasdaq: KNTA), an innovative provider of software as a service to nonprofits, today reports fourth-quarter and full-year 2003 financial and operating results that reflect a strong demand in the nonprofit sector for affordable and effective web-based technology.

Kintera’s revenue was $2.8 million for the fourth quarter of 2003, up from $2.2 million in the third quarter of 2003 and from $600,000 in the fourth quarter of 2002.  The increase in revenue was the result of higher transaction processing volume and the growth in both new and existing contracts.  Kintera reports that 64% of its revenue for the fourth quarter and the year was from large accounts – those with $10,000 or more of revenue per month.  The net loss for the fourth quarter was $0.23 per share, the same as the prior quarter.

Full year revenue was $8.0 million for the year ended December 31, 2003, up from $1.9 million in 2002.  The net loss for the year ended December 31, 2003 was $0.97 per share, compared to $1.44 per share for the year ended December 31, 2002.  Gross margin was 87% for the fourth quarter of 2003, and 83% for the year ended December 31, 2003.  The gross margin was 83% for the fourth quarter of 2002 and the year ended December 31, 2002.

Operating expenses for the fourth quarter were $5.3 million.  This was an increase from $4.1 million in the third quarter of 2003.  Operating expenses for both the third and fourth quarters included approximately $1.0 million of stock-based compensation expense for the quarter.

Cash and investments were $38.7 million as of December 31, 2003.  On December 24, 2003 Kintera received net proceeds of $37.4 million as a result of the sale of 5,750,000 newly issued common shares, from its initial public offering and the exercise of the underwriters’ over-allotment option.

“The nonprofit sector offers dramatic growth opportunities for an innovative technology company such as Kintera,” said Harry Gruber, M.D., CEO and chairman of Kintera.  “In 2003, there were over 1.4 million registered nonprofits, and more than $2 trillion in revenue reported.  Additionally, over $241 billion in total donations were given in 2002.  We estimate that more than $1 billion of those donations were made online, and that is just the tip of the iceberg.”

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9605 Scranton Road, Suite 240 · San Diego, CA 92121 · 858.795.3000 · www.kintera.com

Kintera typically generates revenue from upfront and monthly maintenance fees, as well as transaction fees for online donations the Company processes for accounts.  Kintera experienced phenomenal growth in online donations over the past year.  In 2003, the Company processed $53 million in online donations for accounts, a 5.9-fold increase as compared to the $9 million processed in 2002.

Kintera also reports a large number of users for its Kintera Sphere™ software platform.  Kintera accounts range from the small to the very large, the distribution reflecting that of the overall sector, all benefiting from the automation and technical innovations that the Company has created.  In 2003, Kintera had 11,365 professional users, and over 3 million consumer users.  The Company’s largest account by users had over 3,000 professional users and over 689,000 volunteer users.  Currently, accounts with 50 or more professional users represent 61 percent of all such users.  These large accounts were involved in 70 percent of all Kintera campaigns, and raised 74 percent of all online money processed by Kintera Sphere to date.  Kintera has over 2,600 accounts with 10 or fewer professional users.

Dr. Gruber added, “With the Internet playing such an important role in everyone’s life, online giving will become more the norm.  And today’s emphasis on accountability for nonprofits will drive charitable organizations to be as effective and efficient as possible in their efforts to achieve their mission by leveraging the Internet to communicate with donors about the needs of their organization.  The continued growth in the use of software as a service over the Internet by nonprofits helps validate our industry … and Kintera’s business model.”

As previously announced, Kintera will hold a conference call today at 5:00 p.m. Eastern Time, hosted by Harry E. Gruber, M.D., CEO and chairman of the board of directors; James A. Rotherham, CFO; and Dennis N. Berman, EVP and vice chairman of the board of directors.  The call can be accessed by dialing toll free 800-901-5218 (617-786-4511 for international calls), using conference code 21913675.  The live webcast and replay of the call will be available over the Internet at www.kintera.com in the “Investors” section located under “About Us.”

About Kintera Inc.

Kintera® Inc. (Nasdaq: KNTA) is an innovative provider of software as a service that helps nonprofit organizations foster a powerful sense of community to achieve their mission.  Kintera’s Knowledge Interaction technology strengthens an organization’s community by providing volunteers, members, donors and staff web-based tools to efficiently fulfill their tasks and share real-time data and information.  The company’s Internet innovations include its Friends Asking Friends® solicitation program and Kintera Sphere™, an enterprise-grade software system that provides content management, contact management, communication tools, commerce applications, community-building features and reporting functions.  Kintera’s technology is built on a unified database and payment processing engine.  A web browser is all that is needed to use Kintera Sphere to help increase donations, reduce fundraising costs and build awareness and affinity for a cause.  For more information and an online demo, visit Kintera at www.kintera.com.

In addition to historical information, this press release contains forward-looking statements (including, without limitation, express or implied statements regarding the growth of Kintera’s business and adoption of Internet technology efforts by nonprofit organizations) that involve risks and uncertainties. These forward-looking statements represent our estimates and assumptions only as of the date hereof. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, without limitation: our limited operating history; our history of losses; our dependence on increased acceptance by nonprofit organizations of online fundraising; lengthy sales cycles for major customers; our need to manage growth; risks associated with accounting for and processing large amounts of donations; the rapidly changing technologies and market demands; and other risks identified in our filings with the Securities and Exchange Commission. Given these uncertainties, you should not place undue reliance on these forward-looking statements.

Financial Data

Kintera, Inc.

Statements of Operations Data

	For the three months ended December 31,		For the year ended December 31,
	2003	2002	2003	2002

Net revenues	$2,338,494	$643,801	$7,490,098	$1,933,110
Net revenues from related party	475,000	—	475,000	—
Net revenues	2,813,494	643,801	7,965,098	1,933,110

Cost of revenues	375,580	112,465	1,386,452	323,333
Gross profit	2,437,914	531,336	6,578,646	1,609,777

Sales and marketing	2,243,168	1,716,946	7,862,834	6,038,071
Product development and support	1,073,189	637,305	3,466,764	2,465,312
General and administrative	975,397	506,736	2,255,616	1,989,506
Stock-based compensation	985,941	293,680	2,846,265	550,716
Total operating expenses	5,277,695	3,154,667	16,431,479	11,043,605

Operating loss	(2,839,781)	(2,623,331)	(9,852,833)	(9,433,828)

Interest income (expense) and other	(23,239)	19,405	(18,997)	17,389

Net loss	$(2,863,020)	$(2,603,926)	$(9,871,830)	$(9,416,439)

Basic and diluted net loss per share	$(0.23)	$(0.34)	$(0.97)	$(1.44)

Weighted average shares - basic and diluted (000’s)	12,551	7,687	10,160	6,545

Balance Sheet Data

	As of December 31,
	2003	2002

Cash and short-term investments	$38,671,813	$3,376,702
Accounts receivable	1,933,211	201,910
Accounts receivable from related party	475,000	—
Other current assets	754,452	200,777
Total current assets	41,834,476	3,779,389

Property and equipment, net	1,458,304	893,167
Other	4,463,839	964,133
Total assets	$47,756,619	$5,636,689

Donations payable to customers	$798,758	$347,743
Deferred revenue	1,931,169	524,886
Bank debt	361,119	—
Accounts payable and other current liabilities	2,440,483	900,234
Total current liabilities	5,531,529	1,772,863

Other liabilities	72,189	99,971

Stockholders’ equity	42,152,901	3,763,855
Total liabilities and stockholders’ equity	$47,756,619	$5,636,689

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